Exhibit 99.1

DIRECTV Fourth Quarter Results Complete Another Record Setting Year for the Company

DIRECTV Q4 Free Cash Flow Increases 64% to a Record $710 Million

  Solid revenue growth, improved margins and lower capital expenditures at DIRECTV U.S. fuel full year DIRECTV free cash flow growth of 40% to a record $2.4 billion

DIRECTV Q4 Revenues Grow 13% to Nearly $6.0 Billion

  Four-year high net subscriber additions at DIRECTV U.S. of 939,000 and record full year net additions at DIRECTV Latin America of 692,000 propel DIRECTV revenue growth of 10% to $21.6 billion in 2009

DIRECTV Q4 Operating Profit before Depreciation and Amortization Increases 22%

  DIRECTV U.S. Q4 margin expansion of 260 basis points to 25% contributes to full year DIRECTV U.S. Operating Profit before Depreciation and Amortization growth of 7% to $4.7 billion

DIRECTV Announces $3.5 Billion Stock Repurchase Program

EL SEGUNDO, Calif.--(BUSINESS WIRE)--February 18, 2010--DIRECTV (NASDAQ:DTV) today reported that fourth quarter 2009 consolidated revenues increased 13% to $5.98 billion, operating profit before depreciation and amortization1 (OPBDA) increased 22% to $1.49 billion while operating profit increased 49% to $862 million compared to last year’s fourth quarter. Fourth quarter net income attributable to DIRECTV declined to a loss of $32 million while earnings per share fell to a loss of $0.03 compared with the same period last year. Excluding a pre-tax charge of $491 million ($486 million after tax) related to the merger with Liberty Entertainment completed on November 19, 2009, net income attributable to DIRECTV and diluted earnings per share increased 37% to $454 million and 50% to $0.48, respectively, compared with the fourth quarter of last year.

“I am thrilled to be joining DIRECTV at a time when it has just completed one of its strongest years ever,” said Mike White, president and CEO of DIRECTV. “Strong fourth quarter results capped a record-setting year for both our U.S. and Latin American businesses as DIRECTV became the world’s largest provider of pay television services while also growing full year consolidated revenues by nearly 10% to $21.6 billion and free cash flow by over 40% to a record $2.4 billion. I’m also pleased to announce that our Board has approved a new share repurchase plan of $3.5 billion.”

White continued, “In the U.S., DIRECTV had strong fourth quarter financial results as revenues grew 8% to $5.1 billion, OPBDA margin expanded 260 basis points contributing to OPBDA growth of 21% to $1.3 billion and cash flow before interest and taxes increased 42% to a record $989 million. The significant growth in margins was largely due to operational improvements achieved over the past year in most key areas of our business including attaining greater returns on our upgrade and retention costs through more disciplined cost management and better customer segmentation, as well as gaining significant advances in our customer service levels and efficiencies. Our 119,000 net subscriber additions and higher subscriber acquisition costs in the quarter reflect tighter credit policies, increased competition and a generally cautious consumer seeking value in what continues to be a sluggish economy.”

White said, “In Latin America, increasing demand for DIRECTV’s pre-paid, DVR and HD services in a relatively stable macro-economic environment drove record growth across the region. Propelled by strong results in Venezuela, Colombia and Brazil, DTVLA’s gross additions grew 35% to 460,000 and net additions increased 59% to an all-time high of 254,000 in the fourth quarter. DTVLA revenues and OPBDA were also extremely strong in the quarter growing 47% and 20%, respectively, fueled by the significantly larger subscriber base and favorable exchange rates in Brazil.

“We head into 2010 with strong operating and financial momentum. In the U.S., we look to extend our video leadership with the introduction of many innovative and differentiated services including Multi-Room Viewing, 3-D, DIRECTV Cinema and the debut of our much-anticipated Home Media Center in the second half of this year.” White added, “In Latin America, we’re expecting another year of tremendous growth fueled by greater sales of our popular pre-paid services, increasing demand for HD and DVR services, as well as unparalleled coverage of the FIFA World Cup. With these strengths in both the U.S. and Latin America, we’re targeting another strong year financially as DIRECTV again strives for industry-leading top-line and bottom-line growth rates.”

DIRECTV’S CONSOLIDATED OPERATIONAL REVIEW

DIRECTV Consolidated	Three Months		Twelve Months
Dollars in Millions except Earnings	Ended December 31,		Ended December 31,
per Common Share	2009	2008	2009	2008
Revenues	$5,981	$5,314	$21,565	$19,693
Operating Profit Before Depreciation and Amortization(1)	1,494	1,224	5,313	5,015
Operating Profit	862	579	2,673	2,695
Net Income Attributable to DIRECTV	(32)	332	942	1,521
Diluted Earnings Per Common Share ($)	(0.03)	0.32	0.95	1.37
Capital Expenditures and Cash Flow
Cash Paid for DIRECTV U.S. Subscriber Leased Equipment - Acquisitions, Upgrade and Retention	217	331	983	1,136
Cash Paid for Property, Equipment and Satellites	306	326	1,088	1,093
Cash Flow Before Interest and Taxes(2)	1,005	686	3,215	2,640
Free Cash Flow(3)	710	432	2,360	1,681

Fourth Quarter Review

DIRECTV’s consolidated fourth quarter revenues of $5.98 billion increased 13% over the same period last year principally due to the larger subscriber bases at DIRECTV U.S. and DIRECTV Latin America (DTVLA) and strong average revenue per subscriber (ARPU) growth at DTVLA. Operating profit before depreciation and amortization increased 22% to $1.49 billion and operating profit increased 49% to $862 million primarily due to the gross profit associated with the higher revenues, as well as lower upgrade and retention costs at DIRECTV U.S. due to stricter spending policies associated with better customer segmentation. These improvements were partially offset by an increase in general and administrative expenses primarily due to currency-related transaction charges in Venezuela ($45 million in the fourth quarter of 2009 compared to no charges in the prior year period) as a result of DTVLA’s ongoing efforts to repatriate cash from Venezuela. Also impacting the comparisons were higher subscriber acquisition costs related to the significant increase in gross subscriber additions at DTVLA.

Fourth quarter net income attributable to DIRECTV declined to a loss of $32 million while earnings per share fell to a loss of $0.03 compared with the same period last year. Excluding the pre-tax charge of $491 million ($486 million after tax) related to the merger with Liberty Entertainment completed on November 19, 2009, net income attributable to DIRECTV and diluted earnings per share increased 37% to $454 million and 50% to $0.48, respectively, compared with the fourth quarter of last year. The growth was primarily due to increased operating profit, partially offset by higher tax expense attributable to increased pre-tax earnings, as well as a $41 million impairment charge related to the decline in fair value of an equity method investment in Argentina (recorded in “Other, net” on the Consolidated Statements of Operations). In addition, earnings per share were favorably impacted by a 10% decline in weighted average common shares outstanding due to share repurchases throughout 2009 and the merger transaction with Liberty Entertainment.

Cash flow before interest and taxes2 grew 47% to $1.01 billion and free cash flow3 increased 64% to $710 million compared to the fourth quarter of 2008 primarily due to the higher OPBDA, lower set-top box capital expenditures at DIRECTV U.S. related to an increase in the use of refurbished set-top boxes and lower box costs, as well as a $24 million dividend payment from Sky Mexico. The quarter also included cash paid for share repurchases of $83 million, the repurchase of $327 million of 8 3/8% senior notes and the repayment of $30 million under DIRECTV’s senior secured credit facility. As part of the Liberty Entertainment transaction completed on November 19, 2009, DIRECTV made a payment, net of cash acquired, of $97 million and assumed $1.88B of debt as well as related equity collars. As of December 31, 2009, DIRECTV had made $751 million in principal payments on this loan and payments related to the partial settlement of the equity collars during the fourth quarter.

Full Year Review

DIRECTV’s 2009 consolidated revenues increased 10% to $21.57 billion principally due to strong subscriber growth at DIRECTV U.S. and DTVLA. Operating profit before depreciation and amortization increased 6% to $5.31 billion as the gross profit associated with the higher revenue was partially offset by higher acquisition costs related to the increase in gross subscriber additions at both DIRECTV U.S. and DTVLA. Also negatively impacting the comparison was higher general and administrative expenses at DTVLA primarily due to $213 million in currency-related transaction charges at Venezuela in 2009 compared with $29 million in 2008. Operating profit declined 1% to $2.67 billion as the higher OPBDA was more than offset by higher depreciation and amortization primarily associated with the capitalization of customer equipment under the DIRECTV U.S. and DIRECTV Latin America lease programs.

Net income declined 38% to $942 million and diluted earnings per share fell 31% to $0.95 in 2009. Excluding the pre-tax charge of $491 million ($486 million after tax) related to the Liberty Entertainment merger, net income attributable to DIRECTV declined 6% to $1.43 billion compared with 2008 due to the lower operating profit discussed above, as well as increased net interest expense due to higher average net debt balances. Diluted earnings per share excluding the charge increased 5% to $1.44 as the lower net income was offset by an 11% decline in the diluted weighted average common shares outstanding resulting from share repurchases throughout 2009 and the merger transaction with Liberty Entertainment.

Full year cash flow before interest and taxes increased 22% to $3.22 billion and free cash flow increased 40% to $2.36 billion compared to 2008 primarily due the higher OPBDA, lower set-top box capital expenditures at DIRECTV U.S. related to an increase in the use of refurbished set-top boxes and lower box costs, as well as $94 million in dividend payments received (compared to $35 million received last year), primarily from Sky Mexico. Free cash flow was also favorably impacted by lower income taxes paid primarily due to prior year credits. The year also included cash payments for share repurchases of $1.70 billion, the issuance of $2 billion of additional debt ($1 billion of 4 3/4% senior notes due 2014 and $1 billion of 5 7/8% senior notes due 2019), the repurchase of $910 million of 8 3/8% senior notes and the repayment of $108 million under DIRECTV’s senior secured credit facility. As part of the Liberty Entertainment transaction, DIRECTV made a payment, net of cash acquired, of $97 million and assumed $1.88B of debt as well as related equity collars. As of December 31, 2009, DIRECTV had made $751 million in principal payments on this loan and payments related to the partial settlement of the equity collars during the fourth quarter.

SEGMENT FINANCIAL REVIEW

DIRECTV U.S. Segment

	Three Months		Twelve Months
DIRECTV U.S.	Ended December 31,		Ended December 31,
Dollars in Millions except ARPU	2009	2008	2009	2008
Revenue	$5,126	$4,741	$18,671	$17,310
Average Monthly Revenue per Subscriber (ARPU) ($)	92.36	90.46	85.48	83.90
Operating Profit Before Depreciation and Amortization(1)	1,275	1,056	4,685	4,391
Operating Profit	750	488	2,410	2,330
Cash Flow Before Interest and Taxes(2)	989	698	3,072	2,517
Free Cash Flow(3)	718	422	2,206	1,512
Subscriber Data (in 000’s except Churn)
Gross Subscriber Additions	964	1,044	4,273	3,904
Average Monthly Subscriber Churn	1.52%	1.42%	1.53%	1.47%
Net Subscriber Additions	119	301	939	861
Cumulative Subscribers	18,560	17,621	18,560	17,621

Fourth Quarter Review

Gross additions of 964,000 combined with a monthly average churn rate of 1.52% resulted in net subscriber additions of 119,000 in the quarter. The decline in gross additions and the higher churn rate were mostly due to the competitive environment, a weaker economy and more stringent credit and spending policies. As of December 31, 2009, DIRECTV U.S. had 18.56 million subscribers representing a 5% increase over the 17.62 million subscribers as of December 31, 2008.

DIRECTV U.S. revenues increased 8% to $5.13 billion in the quarter primarily due to the larger subscriber base and higher ARPU of $92.36. The 2.1% increase in ARPU was mostly due to programming package price increases and higher HD, DVR and NFL revenues, partially offset by more competitive offers for both new and existing customers as well as reduced pay-per-view event revenues. Fourth quarter 2009 OPBDA increased 21% to $1.28 billion and operating profit increased 54% to $750 million primarily due to the gross profit associated with the higher revenues as well as lower upgrade and retention spending resulting from stricter spending policies associated with better customer segmentation. This growth was partially offset by higher subscriber acquisition costs mostly due to a more competitive environment and greater investments for advanced services in the home. In addition, operating profit increased due to lower depreciation and amortization primarily resulting from reductions in amortization related to intangible assets acquired in 2004.

Full Year Review

Gross additions in 2009 increased 9% to 4.27 million principally due to more aggressive promotions, marketing of the AT&T/DIRECTV bundle which began in February 2009, higher demand for advanced services and the impact of the transition to digital programming by broadcasters in the first half of 2009. Full year churn increased modestly to 1.53% primarily due to stricter upgrade and retention policies, as well as a more competitive marketplace. As a result of the changes in gross additions and churn, net subscriber additions increased 9% to 939,000.

DIRECTV U.S. revenues increased 8% to $18.67 billion in 2009 primarily due to the larger subscriber base and higher ARPU. ARPU of $85.48 increased 1.9% as programming package price increases as well as higher HD and DVR service fees were partially offset by more competitive promotions for both new and existing customers, lower premium movie package buy rates and the expiration of a satellite lease.

OPBDA increased 7% to $4.69 billion and operating profit increased 3% to $2.41 billion primarily due to the gross profit associated with higher revenues partially offset by higher subscriber acquisition costs principally related to the increase in gross additions. Operating profit was also impacted by higher depreciation expense associated with the capitalization of set-top boxes under the lease program.

DIRECTV Latin America Segment

DIRECTV owns approximately 74% of Sky Brazil, 41% of Sky Mexico and 100% of PanAmericana, which covers most of the remaining countries in the region. Sky Mexico, whose results are accounted for as an equity method investment and therefore are not consolidated by DTVLA, had approximately 1.96 million subscribers as of December 31, 2009 bringing the total subscribers in the region to 6.55 million.

	Three Months		Twelve Months
DIRECTV Latin America	Ended December 31,		Ended December 31,
Dollars in Millions except ARPU	2009	2008	2009	2008
Revenue	$839	$572	$2,878	$2,383
Average Monthly Revenue per Subscriber (ARPU) ($)	62.67	50.09	57.12	55.07
Operating Profit Before Depreciation and Amortization(1)	219	183	697	690
Operating Profit	114	104	331	426
Cash Flow Before Interest and Taxes(2)	15	51	259	269
Free Cash Flow(3)	(13)	12	105	125
Subscriber Data(4) (in 000’s except Churn)
Gross Subscriber Additions	460	341	1,575	1,393
Average Monthly Subscriber Churn	1.54%	1.59%	1.75%	1.78%
Net Subscriber Additions	254	160	692	623
Cumulative Subscribers	4,588	3,883	4,588	3,883

Fourth Quarter Review

In the fourth quarter of 2009, DTVLA’s net subscriber additions increased 59% to an all-time record of 254,000 due to a 35% increase in gross additions to 460,000 and a 5 basis point decline in the average monthly churn rate to 1.54%. Gross additions increased principally due to strong subscriber demand across the region particularly in Venezuela, Brazil and Colombia resulting from increased demand for DVR, HD and pre-paid services, as well as more targeted customer promotions aimed at the middle-market segment. Average monthly churn declined in the quarter primarily due to a 9 basis point decline in DTVLA’s post-paid churn to 1.45% mostly due to increased penetration of DVR and HD services, as well as refined upgrade and retention strategies. The total number of DIRECTV subscribers in Latin America (excluding Sky Mexico) as of December 31, 2009 increased 18% to 4.59 million compared to 3.88 million as of December 31, 2008.

Revenues for DTVLA increased 47% to $839 million in the fourth quarter principally due to strong subscriber growth over the past year, particularly in Brazil, Venezuela and Argentina. Also contributing to the revenue growth was ARPU, which increased 25% in the quarter to $62.67 primarily due to favorable foreign exchange rates in Brazil, as well as price increases and higher fees for DVR and HD services throughout the region.

DIRECTV Latin America’s fourth quarter 2009 OPBDA increased 20% to $219 million and operating profit increased 10% to $114 million as the increased gross profit from higher revenues was partially offset by charges associated with the exchange of Venezuelan currency to U.S. dollars ($45 million in the fourth quarter of 2009 compared to no charges in the prior year period). The charges are a result of DTVLA’s ongoing efforts to repatriate cash from Venezuela. In addition, OPBDA and operating profit were impacted by higher subscriber service costs primarily related to customer service improvement initiatives and the larger subscriber base, as well as higher subscriber acquisition costs primarily associated with the increase in gross subscriber additions. Operating profit was also impacted by higher depreciation expenses mostly due to an increase in basic and advanced product receivers leased over the last year.

Full Year Review

In 2009, DTVLA’s net subscriber additions increased 11% to a record 692,000 due to a 13% increase in gross additions to 1.58 million and a 3 basis point decline in the average monthly churn rate to 1.75%. Gross additions increased principally due to strong subscriber demand across the region, particularly in Colombia, Brazil and Puerto Rico, increased demand for DVR, HD and pre-paid services, as well as targeted customer promotions aimed at the middle-market segment. Average monthly churn for the year declined primarily due to two downward subscriber adjustments in 2008 totaling 78,000 at Sky Brazil. Excluding this impact, churn would have increased 17 basis points principally due to the growth of DTVLA’s prepaid business.

Revenues in 2009 for DTVLA increased 21% to $2.88 billion mostly due to strong subscriber growth over the last year as well as a 3.7% increase in ARPU to $57.12. The ARPU growth was primarily due to price increases in Venezuela, Brazil and Argentina, as well as higher fees for HD and DVR services, partially offset by foreign currency devaluations, particularly in Brazil and Argentina.

DIRECTV Latin America’s OPBDA increased 1% to $697 million as the increased gross profit from the higher revenue was mostly offset by charges associated with the exchange of Venezuelan currency to U.S. dollars ($213 million in 2009 compared with $29 million in 2008), higher subscriber service costs primarily related to customer service improvement initiatives and the larger subscriber base, as well as higher subscriber acquisition costs mostly due to the increase in gross subscriber additions. Operating profit declined 22% to $331 million in 2009 as the higher OPBDA was more than offset by higher depreciation expenses primarily associated with an increase in basic and advanced product receivers leased over the last year.

CONFERENCE CALL INFORMATION

A live webcast of DIRECTV’s fourth quarter 2009 earnings call will be available on the company’s website at www.directv.com/investor. The webcast will begin at 2:00 p.m. ET today, February 18, 2010. Access to the earnings call is also available in the United States by dialing (800) 946-0716 and internationally by dialing (719) 325-2204. The confirmation code is 1869404. There will be no telephonic replay of the earnings call as it will be archived on our website at www.directv.com/investor beginning later today.

FOOTNOTES

(1) Operating profit before depreciation and amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Please see each of DIRECTV’s and DIRECTV Holdings LLC’s Annual Reports on Form 10-K for the year ended December 31, 2009 – expected to be filed in February 2010 – for further discussion of operating profit before depreciation and amortization. Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by total revenues.

(2) Cash flow before interest and taxes, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions “Cash paid for property and equipment”, “Cash paid for satellites”, “Cash paid for subscriber leased equipment – subscriber acquisitions” and “Cash paid for subscriber leased equipment – upgrade and retention” from “Net cash provided by operating activities” from the Consolidated Statements of Cash Flows and adding back net interest paid and “Cash paid for income taxes”. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. DIRECTV and DIRECTV U.S. management use cash flow before interest and taxes to evaluate the cash generated by our current subscriber base, net of capital expenditures, and excluding the impact of interest and taxes, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers, for additional capital expenditures and as a measure of performance for incentive compensation purposes. DIRECTV and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare our operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected cash flow before interest and taxes to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

(3) Free cash flow, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions “Cash paid for property and equipment”, “Cash paid for satellites”, “Cash paid for subscriber leased equipment – subscriber acquisitions”, and “Cash paid for subscriber leased equipment – upgrade and retention” from “Net cash provided by operating activities” from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. DIRECTV and DIRECTV U.S. management use free cash flow to evaluate the cash generated by our current subscriber base, net of capital expenditures, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers, for additional capital expenditures and as a measure of performance for incentive compensation purposes. DIRECTV and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare our operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected free cash flow to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

(4) DIRECTV Latin America subscriber data exclude subscribers of the Sky Mexico service. Gross and net subscriber additions as well as churn exclude the impact of the migration of approximately 13,000 net subscribers to DTVLA in 2009; 19,000 migrated from DTVLA to Sky Mexico in 2008 as well as the impact of the migration of 3,000 subscribers to DTVLA in the fourth quarter 2009 and 11,000 migrated from DTVLA to Sky Mexico in the fourth quarter of 2008. Cumulative subscriber totals include the impact of the migrated and acquired subscribers.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

NOTE: This release may include or incorporate by reference certain statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “project” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Such risks and uncertainties include, but are not limited to: economic conditions; product demand and market acceptance; ability to simplify aspects of our business model, improve customer service, create new and desirable programming content and interactive features, and achieve anticipated economies of scale; government action; local political or economic developments in or affecting countries where we have operations, including political, economic and social uncertainties in many Latin American countries in which DTVLA operates; foreign currency exchange rates; currency exchange controls; ability to obtain export licenses; competition; the outcome of legal proceedings; ability to achieve cost reductions; ability of third parties to timely perform material contracts; ability to renew programming contracts under favorable terms; technological risk; limitations on access to distribution channels; the success and timeliness of satellite launches; in-orbit performance of satellites, including technical anomalies; loss of uninsured satellites; theft of satellite programming signals; and our ability to access capital to maintain our financial flexibility. We urge you to consider these factors carefully in evaluating the forward-looking statements.

DIRECTV (NASDAQ:DTV) is the world’s leading provider of digital television entertainment services. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, DIRECTV provides digital television service to more than 18.5 million customers in the United States and over 6.5 million customers in Latin America. DIRECTV sports and entertainment properties include three regional sports networks (Northwest, Rocky Mountain and Pittsburgh) as well as a 65 percent interest in Game Show Network. For more information on DIRECTV, visit directv.com.

DIRECTV
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues	$5,981	$5,314	$21,565	$19,693

Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	2,660	2,404	9,064	8,298
Subscriber service expenses	399	338	1,525	1,290
Broadcast operations expenses	87	84	341	360
Selling, general and administrative expenses, exclusive of depreciation and amortization expense

Subscriber acquisition costs	697	649	2,773	2,429
Upgrade and retention costs	273	313	1,092	1,058
General and administrative expenses	371	302	1,457	1,243
Depreciation and amortization expense	632	645	2,640	2,320
Total operating costs and expenses	5,119	4,735	18,892	16,998

Operating profit	862	579	2,673	2,695

Interest income	16	17	41	81
Interest expense	(119)	(112)	(423)	(360)
Liberty transaction and related charges	(491)	-	(491)	-
Other, net	(33)	26	34	55

Income from continuing operations before income taxes	235	510	1,834	2,471

Income tax expense	(242)	(152)	(827)	(864)

Income from continuing operations	(7)	358	1,007	1,607

Income from discontinued operations, net of taxes	-	6	-	6

Net income	(7)	364	1,007	1,613

Less: Net income attributable to noncontrolling interest	(25)	(32)	(65)	(92)

Net income attributable to DIRECTV	($32)	$332	$942	$1,521

Amounts attributable to DIRECTV common shareholders
Income from continuing operations	$(32)	$326	$942	$1,515
Income from discontinued operations, net of taxes	-	6	-	6

Net income	$(32)	$332	$942	$1,521

Basic earnings per common share:
Income from continuing operations	$(0.03)	$0.31	$0.96	$1.36
Income from discontinued operations, net of taxes	-	0.01	-	0.01

Basic earnings attributable to
DIRECTV per common share	$(0.03)	$0.32	$0.96	$1.37

Diluted earnings attributable to
Income from continuing operations	$(0.03)	$0.31	$0.95	$1.36
Income from discontinued operations, net of taxes	-	0.01	-	0.01

Diluted earnings attributable to
DIRECTV per common share	$(0.03)	$0.32	$0.95	$1.37

Weighted average number of common shares outstanding (in millions)
Basic	945	1,045	985	1,110
Diluted	945	1,050	992	1,114

DIRECTV
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

	December 31,	December 31,
ASSETS	2009	2008
Current assets
Cash and cash equivalents	$2,605	$2,005
Accounts receivable, net of allowances of $56 and $50	1,625	1,423
Inventories	212	192
Deferred income taxes	217	68
Prepaid expenses and other	396	356

Total current assets	5,055	4,044
Satellites, net	2,338	2,476
Property and equipment, net	4,138	4,171
Goodwill	4,164	3,753
Intangible assets, net	1,131	1,172
Investments and other assets	1,434	923

Total assets	$18,260	$16,539

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,757	$3,115
Unearned subscriber revenues and deferred credits	434	362
Current portion of long-term debt	1,510	108

Total current liabilities	5,701	3,585
Long-term debt	6,500	5,725
Deferred income taxes	1,070	524
Other liabilities and deferred credits	1,678	1,749
Commitments and contingencies
Redeemable noncontrolling interest	400	325
Stockholders' equity	2,911	4,631

Total liabilities and stockholders' equity	$18,260	$16,539

DIRECTV
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Years Ended December 31,
	2009	2008
Cash Flows From Operating Activities
Net income	$1,007	$1,521
Income from discontinued operations, net of taxes	-	(6)
Income from continuing operations	1,007	1,515
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:

Depreciation and amortization	2,640	2,320
Amortization of deferred revenues and deferred credits	(48)	(104)
Net loss from impairment of investments	45	-
Share-based compensation expense	55	51
Dividends received	94	35
Net foreign currency transaction gain	(62)	-
Liberty transaction and related charges	491	-
Deferred income taxes	441	107
Other	(3)	68
Change in other operating assets and liabilities:
Accounts receivable	(141)	95
Inventories	(12)	18
Prepaid expenses and other	(5)	(96)
Accounts payable and accrued liabilities	(49)	(23)
Unearned subscriber revenue and deferred credits	55	8
Other, net	(77)	(84)
Net cash provided by operating activities	4,431	3,910
Cash Flows From Investing Activities
Cash paid for property and equipment	(2,012)	(2,101)
Cash paid for satellites	(59)	(128)
Cash paid for Liberty transaction, net of cash acquired	(97)	-
Investment in companies, net of cash acquired	(37)	(204)
Other, net	11	45
Net cash used in investing activities	(2,194)	(2,388)
Cash Flows From Financing Activities
Cash proceeds from debt issuance	1,990	2,490
Debt issuance costs	(14)	(19)
Repayment of long-term debt	(1,018)	(53)
Repayment of collar loan	(751)	-
Repayment of other long-term obligations	(116)	(117)
Capital contribution	-	160
Common shares repurchased and retired	(1,696)	(3,174)
Stock options exercised	35	105
Taxes paid in connection with net settlement of stock options	(72)	-
Excess tax benefit from share-based compensation	5	8
Net cash used in financing activities	(1,637)	(600)
Net increase in cash and cash equivalents	600	922
Cash and cash equivalents at beginning of the period	2,005	1,083
Cash and cash equivalents at the end of the period	$2,605	$2,005

Supplemental Cash Flow Information
Cash paid for interest	$412	$334
Cash paid for income taxes	484	706

DIRECTV
SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
DIRECTV U.S.
Revenues	$5,126	$4,741	$18,671	$17,310
Operating profit before depreciation and amortization (1)	1,275	1,056	4,685	4,391
Operating profit before depreciation and amortization margin (1)	24.9%	22.3%	25.1%	25.4%
Operating profit	$750	$488	$2,410	$2,330
Operating profit margin	14.6%	10.3%	12.9%	13.5%
Depreciation and amortization	$525	$568	$2,275	$2,061
Capital expenditures	343	525	1,485	1,765

DIRECTV LATIN AMERICA
Revenues	$839	$572	$2,878	$2,383
Operating profit before depreciation and amortization (1)	219	183	697	690
Operating profit before depreciation and amortization margin (1)	26.1%	32.0%	24.2%	29.0%
Operating profit	$114	$104	$331	$426
Operating profit margin	13.6%	18.2%	11.5%	17.9%
Depreciation and amortization	$105	$79	$366	$264
Capital expenditures	179	125	584	447

SPORTS NETWORKS, ELIMINATIONS and OTHER
Revenues	$16	$1	$16	$-
Operating loss before depreciation and amortization (1)	-	(15)	(69)	(66)
Operating loss	(2)	(13)	(68)	(61)
Depreciation and amortization	2	(2)	(1)	(5)
Capital expenditures	1	7	2	17

TOTAL
Revenues	$5,981	$5,314	$21,565	$19,693
Operating profit before depreciation and amortization (1)	1,494	1,224	5,313	5,015
Operating profit before depreciation and amortization margin (1)	25.0%	23.0%	24.6%	25.5%
Operating profit	$862	$579	$2,673	$2,695
Operating profit margin	14.4%	10.9%	12.4%	13.7%
Depreciation and amortization	$632	$645	$2,640	$2,320
Capital expenditures	523	657	2,071	2,229

(1) See footnote 1 above.

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues	$5,126	$4,741	$18,671	$17,310

Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	2,359	2,208	8,027	7,424
Subscriber service expenses	322	300	1,268	1,139
Broadcast operations expenses	68	68	274	265
Selling, general and administrative expenses, exclusive of depreciation and amortization expense

Subscriber acquisition costs	607	589	2,478	2,191
Upgrade and retention costs	260	303	1,045	1,027
General and administrative expenses	235	217	894	873
Depreciation and amortization expense	525	568	2,275	2,061
Total operating costs and expenses	4,376	4,253	16,261	14,980

Operating profit	750	488	2,410	2,330

Interest income	-	6	4	37
Interest expense	(94)	(93)	(348)	(315)
Other, net	(4)	3	(17)	5

Income before income taxes	652	404	2,049	2,057

Income tax expense	(255)	(154)	(794)	(807)

Net income	$397	$250	$1,255	$1,250

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

	December 31,	December 31,
ASSETS	2009	2008
Current assets
Cash and cash equivalents	$1,716	$1,149
Accounts receivable, net of allowances of $29 and $32	1,421	1,308
Inventories	200	182
Deferred income taxes	60	46
Prepaid expenses and other	163	261

Total current assets	3,560	2,946
Satellites, net	1,870	1,980
Property and equipment, net	2,998	3,348
Goodwill	3,167	3,189
Intangible assets, net	582	871
Other assets	231	212

Total assets	$12,408	$12,546

LIABILITIES AND OWNER’S EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,727	$2,582
Unearned subscriber revenues and deferred credits	353	316
Current portion of long-term debt	308	108

Total current liabilities	3,388	3,006
Long-term debt	6,500	5,725
Deferred income taxes	559	405
Other liabilities and deferred credits	510	763
Commitments and contingencies
Owner’s equity	1,451	2,647

Total liabilities and owner’s equity	$12,408	$12,546

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Years Ended December 31,
	2009	2008
Cash Flows From Operating Activities
Net income	$1,255	$1,250
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization expense	2,275	2,061
Amortization of deferred revenues and deferred credits	(48)	(104)
Share-based compensation expense	44	43
Deferred income taxes	229	52
Other	20	11
Change in other operating assets and liabilities:
Accounts receivable	(121)	93
Inventories	(10)	22
Prepaid expenses and other	98	(109)
Accounts payable and accrued liabilities	90	(47)
Unearned subscriber revenue and deferred credits	33	(4)
Other, net	(174)	9
Net cash provided by operating activities	3,691	3,277
Cash Flows From Investing Activities
Cash paid for property and equipment	(443)	(501)
Cash paid for subscriber leased equipment - subscriber acquisitions	(564)	(599)
Cash paid for subscriber leased equipment - upgrade and retention	(419)	(537)
Cash paid for satellites	(59)	(128)
Investment in companies, net of cash acquired	(11)	(97)
Other	-	5
Net cash used in investing activities	(1,496)	(1,857)
Cash Flows From Financing Activities
Cash proceeds from debt issuance	1,990	2,490
Debt issuance costs	(14)	(19)
Repayment of long-term debt	(1,018)	(53)
Repayment of other long-term obligations	(90)	(98)
Cash dividends to Parent	(2,500)	(3,400)
Excess tax benefit from share-based compensation	4	7
Net cash used in financing activities	(1,628)	(1,073)
Net increase in cash and cash equivalents	567	347
Cash and cash equivalents at beginning of the period	1,149	802
Cash and cash equivalents at end of the period	$1,716	$1,149

Supplemental Cash Flow Information
Cash paid for interest	$341	$289
Cash paid for income taxes	529	753

Non-GAAP Financial Measure Reconciliation Schedules
(Unaudited)

DIRECTV
Reconciliation of Operating Profit Before Depreciation and Amortization to Operating Profit*
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Dollars in Millions)
Operating Profit Before Depreciation and Amortization	$1,494	$1,224	$5,313	$5,015
Subtract: Depreciation and amortization expense	632	645	2,640	2,320
Operating Profit	$862	$579	$2,673	$2,695

*For a reconciliation of this non-GAAP financial measure for each of our segments, please see the Notes to the Consolidated Financial Statements which will be included in DIRECTV's Annual Report on Form 10-K for the quarter ended December 31, 2009, which is expected to be filed with the SEC in February 2010.

DIRECTV
Reconciliation of Cash Flow Before Interest and Taxes[2] and Free Cash Flow[3] to
Net Cash Provided by Operating Activities
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Dollars in Millions)
Cash Flow Before Interest and Taxes	$1,005	$686	$3,215	$2,640
Adjustments:
Cash paid for interest	(138)	(133)	(412)	(334)
Interest income	16	17	41	81
Income taxes paid	(173)	(138)	(484)	(706)
Subtotal - Free Cash Flow	710	432	2,360	1,681
Add Cash Paid For:
Property and equipment	504	621	2,012	2,101
Satellites	19	36	59	128
Net Cash Provided by Operating Activities	$1,233	$1,089	$4,431	$3,910

(2) and (3) - See footnotes of this earnings release above.

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
Non-GAAP Financial Measure Reconciliation and SAC Calculation
(Unaudited)

Reconciliation of Pre-SAC Margin* to Operating Profit
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Dollars in Millions)
Operating Profit	$750	$488	$2,410	$2,330
Adjustments:
Subscriber acquisition costs (expensed)	607	589	2,478	2,191
Depreciation and amortization expense	525	568	2,275	2,061
Cash paid for subscriber leased equipment - upgrade and retention	(98)	(164)	(419)	(537)
Pre-SAC margin*	$1,784	$1,481	$6,744	$6,045
Pre-SAC margin as a percentage of revenue*	34.8%	31.2%	36.1%	34.9%

Reconciliation of Cash Flow Before Interest and Taxes[2] and Free Cash Flow[3] to
Net Cash Provided by Operating Activities
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Dollars in Millions)
Cash Flow Before Interest and Taxes	$989	$698	$3,072	$2,517
Adjustments:
Cash paid for interest	(117)	(114)	(341)	(289)
Interest income	-	6	4	37
Income taxes paid	(154)	(168)	(529)	(753)
Subtotal - Free Cash Flow	718	422	2,206	1,512
Add Cash Paid For:
Property and equipment	107	158	443	501
Subscriber leased equipment - subscriber acquisitions	119	167	564	599
Subscriber leased equipment - upgrade and retention	98	164	419	537
Satellites	19	36	59	128
Net Cash Provided by Operating Activities	$1,061	$947	$3,691	$3,277

(2) and (3) - See footnotes of this earnings release above.

* Pre-SAC Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated for DIRECTV U.S. by adding amounts under the captions “Subscriber acquisition costs” and “Depreciation and amortization expense” to “Operating Profit” from the Consolidated Statements of Operations and subtracting "Cash paid for subscriber leased equipment - upgrade and retention" from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. DIRECTV and DIRECTV U.S. management use Pre-SAC Margin to evaluate the profitability of DIRECTV U.S.’ current subscriber base for the purpose of allocating resources to discretionary activities such as adding new subscribers, upgrading and retaining existing subscribers and for capital expenditures. To compensate for the exclusion of “Subscriber acquisition costs,” management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

DIRECTV and DIRECTV U.S. believe this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.’ operating performance to other communications, entertainment and media companies. DIRECTV and DIRECTV U.S. believe that investors also use current and projected Pre-SAC Margin to determine the ability of DIRECTV U.S.’ current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.

SAC Calculation
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Dollars in Millions, Except SAC Amounts)
Subscriber acquisition costs (expensed)	$607	$589	$2,478	$2,191
Cash paid for subscriber leased equipment - subscriber acquisitions	119	167	564	599
Total acquisition costs	$726	$756	$3,042	$2,790
Gross subscriber additions (000's)	964	1,044	4,273	3,904
Average subscriber acquisition costs-per subscriber (SAC)	$753	$724	$712	$715

Non-GAAP Financial Measure Reconciliation Schedules
(Unaudited)

DIRECTV Latin America
Reconciliation of Cash Flow Before Interest and Taxes[2] and Free Cash Flow[3] to
Net Cash Provided by Operating Activities
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Dollars in Millions)
Cash Flow Before Interest and Taxes	$15	$51	$259	$269
Adjustments:
Cash paid for interest	(15)	(16)	(63)	(45)
Interest income	16	7	35	25
Income taxes paid	(29)	(30)	(126)	(124)
Subtotal - Free Cash Flow	(13)	12	105	125
Add Cash Paid For:
Property and equipment	179	125	584	447
Net Cash Provided by Operating Activities	$166	$137	$689	$572

Sports Networks
Financial Details for DIRECTV Sports Networks
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Dollars in Millions)
Revenues	$29	-	$29	-

Operating Profit before Depreciation and Amortization	12	-	12	-
Subtract: Depreciation and amortization expense	2	-	2	-
Operating Profit	$10	-	$10	-

The above information is for DIRECTV Sports Networks which is part of our Sports Networks, Eliminations and Other segment. We acquired DIRECTV Sports Networks as part of the Liberty Entertainment merger in November 2009.

CONTACT:
DIRECTV
Media Contact:
Darris Gringeri, 212-205-0882
or
Investor Relations, 310-964-0808